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Exhibit 99.1

For:	J. Crew Group, Inc.
Contact:	Amanda J. Bokman
Chief Financial Officer
(212) 209-2667
For Immediate Release
Owen Blicksilver
Owen Blicksilver PR
(516) 742-5950

J. CREW GROUP REPORTS A DECREASE IN OPERATING LOSS FOR THE FIRST
QUARTER AND CONTINUED TURNAROUND PROGRESS

        NEW YORK (June 4, 2004)—J. Crew announced today that its operating loss for the thirteen weeks ended May 1, 2004 decreased to $2 million from an operating loss of $10 million last year, as the company continues to benefit from its new merchandise strategy and the revitalization of the J. Crew brand.

        "Demand for J. Crew apparel and accessories is ahead of our expectations and we are experiencing strong performance across retail, Internet and catalog," said Millard Drexler, Chairman and CEO. "Our conservative inventory strategy affected sales in the first quarter—and we have since made appropriate adjustments in the current quarter to reflect recent trends in our business. Our intense focus on product design, quality and fit—combined with the understanding that we are all here only to serve our customers—is striking a receptive chord."

        Consolidated revenues for the first quarter decreased 10% to $145 million from $161 million in the comparable period last year. The decline was due to a 34% decrease ($19 million) in net sales of the Direct business (Internet and catalog). This anticipated decrease resulted from reductions in catalog pages, circulation and clearance sales. Retail sales (including Factory) increased to $104 million from $98 million last year with a comparable store sales increase of 4%, despite tighter inventories.

        The operating results for the quarter reflect a gross margin increase from 36% in 2003 to 42% in 2004. This increase resulted from decreased markdowns and clearance sales in all channels.

        Net loss for the first quarter increased to $23 million from $20 million in the prior year due to a newly required inclusion of preferred dividends ($8 million) as interest expense in 2004. Last year, these dividends were recorded as a direct charge to stockholders' deficit.

        The balance sheet at May 1, 2004 included a $12 million increase in cash and cash equivalents, and inventories of $85 million, down 15%. There were no outstanding borrowings under the Company's working capital facility at the end of the quarter.

First Quarter Conference Call

        The Company's first quarter investor conference call will be held today, June 4, 2004 at 11 a.m. eastern time. The event will be available through an audio webcast at www.jcrew.com (click on "Help" and "Investor Relations") and www.companyboardroom.com. A replay of the call will be archived on those websites and will also be available by telephone through June 11, 2004 at (888) 286-8010, reference #88517889.

        J. Crew Group, Inc. is a leading retailer of men's and women's apparel, shoes and accessories. The Company operates 155 retail stores, the J. Crew catalog business, jcrew.com, and 42 factory outlet stores.

Certain statements herein are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, the performance of the Company's products within the prevailing retail environment, trade restrictions, political or financial instability in countries where the Company's goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company's Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

J. Crew Group, Inc.

Summary of Operations

	(Unaudited) Thirteen weeks ended
	05/01/04	05/03/03
	($ in millions)
Revenues	$145	$161
Cost of sales, including buying and occupancy costs	84	103

Gross profit	61	58
Selling, general and administrative expenses	63	68

Operating loss	(2)	(10)
Interest expense (a)	(21)	(10)

Loss before income taxes	(23)	(20)
Income taxes	—	—

Net loss	$(23)	$(20)

J. Crew Group, Inc.

Summary of Revenues

	(Unaudited) Thirteen weeks ended
	05/01/04	05/03/03
	($ in millions)
Retail	$87	$82
Direct
Internet	21	37
Catalog	15	18

	36	55

Factory	17	16
Other	5	8

Total	$145	$161

Comp store sales (b)	+4%	-10%
Number of stores:
Retail	154	154
Factory	42	42

(a)
Includes $8 million of preferred dividends for the quarter ended May 1, 2004, which were recorded as a direct charge to stockholders' deficit for the quarter ended May 3, 2003.

(b)
Reflects combined results for Retail and Factory stores.

J. Crew Group, Inc.

Summary Balance Sheet Data

	(Unaudited) as of
	05/01/04	05/03/03
	($ in millions)
Assets
Cash	$32	$20
Inventories	85	100
Property and equipment, net	131	164
Other	44	46

Total	$292	$330

Liabilities and Stockholders' Deficit
Current liabilities	$100	$87
Deferred credits	55	64
Long-term debt (includes current portion) (a)	536	326
Preferred stock (a)	93	274
Stockholders' deficit	(492)	(421)

Total	$292	$330

J. Crew Group, Inc.

Summary Cash Flows

	(Unaudited) Thirteen weeks ended
	05/01/04	05/03/03
	($ in millions)
EBITDA (b)	$7	$—
Cash interest paid	(10)	(5)
Changes in assets and liabilities	(14)	(18)

Cash used in operations	(17)	(23)

Cash provided by financing activities	—	25
Capital expenditures	(1)	(1)

(Decrease) increase in cash	$(18)	$1

(a)
Redeemable preferred stock of $223 million is included in long-term debt as of May 1, 2004. The corresponding amount as of May 2003 of $181 million was included in preferred stock.

(b)
Earnings before interest, taxes and depreciation and amortization (EBITDA) should not be considered as an alternative to any measure of operating results as promulgated under generally accepted accounting principles, including operating income and net income. The Company uses EBITDA as a supplemental measure of cash flow. Management and investors often use EBITDA as a measure of our ability to service our debt. Other companies may calculate EBITDA differently and therefore, our calculations are not necessarily comparable with similarly titled figures for other companies.

QuickLinks

  Exhibit 99.1
J. CREW GROUP REPORTS A DECREASE IN OPERATING LOSS FOR THE FIRST QUARTER AND CONTINUED TURNAROUND PROGRESS
J. Crew Group, Inc. Summary of Operations
J. Crew Group, Inc. Summary of Revenues
J. Crew Group, Inc. Summary Balance Sheet Data
J. Crew Group, Inc. Summary Cash Flows